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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                NINE MONTHS ENDED                         THREE MONTHS ENDED
                                                                   SEPTEMBER 30,                             SEPTEMBER 30,
                                                              2001            2000                   2001                   2000
                                                           ----------       --------               --------               ---------

Net Loss                                                    $(11,816)       $(13,855)              $ (4,377)              $ (5,119)
Deduct:
Accretion, discount and dividends on
          preferred stock                                        420           1,319                    118                    271
                                                            --------        --------               --------               --------

Net loss for common shareholders                            $(12,236)       $(15,174)              $ (4,495)              $ (5,390)
                                                            ========        ========               ========               ========
Weighted average number
          of common shares outstanding                        40,847          31,842                 45,205                 33,525
                                                            ========        ========               ========               ========
Basic Loss Per Share                                        $  (0.30)       $  (0.47)              $  (0.10)              $  (0.16)
                                                            ========        ========               ========               ========


Net Loss for diluted loss
          per share computation                             $(11,816)       $(13,855)              $ (4,377)              $ (5,119)
                                                            ========        ========               ========               ========

Weighted average number
          of common shares outstanding                        40,847          31,842                 45,205                 33,525

Common share equivalent applicable to:
          Series A convertible preferred stock                     7              30                      7                     10
          Series E convertible preferred stock                   361               0                    921                      0
          Convertible debt                                     1,000               0                  1,000                      0
          Warrants                                               939           5,845                  1,600                  6,551
          Stock options                                           26              86                      0                     24

Less common stock acquired with net proceeds                    (377)         (2,626)                   (56)                (5,045)

Weighted average number of common shares
and common share equivalents used to compute                   _____          ______                  _____                  _____
diluted loss per share                                        42,803          35,177                 48,677                 35,065
                                                            ========        ========               ========               ========
Diluted loss per share                                      $  (0.28)       $  (0.39)              $  (0.09)              $  (0.15)
                                                            ========        ========               ========               ========
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